FISERV, INC.

                                        STOCK OPTION PLAN FOR BHC DIRECTORS


                                                     ARTICLE I

                                                      Purpose

                  The purpose of this Plan is to enable the Company to convert outstanding BHC Options into options of the Company pursuant to the Merger Agreement.


                                                    ARTICLE II

                                                    Definitions

                  For purposes of this Plan, the following terms shall have the following meanings:

                  "BHC Financial" shall mean BHC Financial, Inc.

                  "BHC Option" shall mean the stock option granted to a nonemployee director pursuant to the BHC Plan to the extent such stock option is still outstanding immediately prior to the Merger.

                  "BHC Plan" shall mean the BHC Financial Directors' Stock Option Plan.

                  "Board" shall mean the Board of Directors of the Company.

                  "Code" shall mean the Internal Revenue Code of 1986,as amended.

                  "Committee" shall mean the committee of the Board, consisting of not less than two directors, or as may be designated from time to time. Each member of the Committee shall be a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

                  "Common Stock" shall mean the Common Stock, $.01 par value per share, of the Company.

                  "Company" means Fiserv, Inc., and any successor thereto.

                  "Conversion Ratio" shall mean the "conversion ratio" as defined in, and subject to the limitations set forth in, the Merger Agreement.


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                  "Fair Market Value" as of any date, unless otherwise  required by any applicable provision of the Code or any regulations issued thereunder, shall mean the mean between the high and low sales prices of a share of Common Stock on such date as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or traded on any such exchange, on the Nasdaq Stock Market.

                  "Merger" shall mean the merger of Fiserv Delaware Sub, Inc. with and into BHC Financial pursuant to the Merger Agreement.

                  "Merger Agreement" shall mean the Agreement and Plan of Merger among BHC Financial, the Company and Fiserv Delaware Sub, Inc., dated as of March 2, 1997.

                  "Participant" shall mean a person to whom a Stock Option has been granted pursuant to this Plan in conversion of a BHC Option.

                  "Plan" shall mean the Company's Stock Option Plan for BHC Directors, as set forth herein.

                  "Stock Option" shall mean any option to purchase shares of Common Stock granted pursuant to Article VI in conversion of a BHC Option pursuant to the Merger Agreement.


                                                    ARTICLE III

                                                  Administration

                  3.1 The Committee. The Plan shall be administered and interpreted by the Committee. Subject to Article VII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Stock Option granted under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Stock Option in the manner and to the extent it shall deem necessary to carry this Plan into effect.

                  3.2 Decisions Final. Any decision, interpretation or other action made or taken in good faith by the Committee arising out of or in connection with the Plan shall be final, binding and conclusive on the Company, all members of the Board and their respective heirs, executors, administrators, successors and assigns.



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                                                    ARTICLE IV

                                                 Share Limitation


                  4.1 Shares. The maximum aggregate number of shares of Common Stock for which Stock Options may be granted under this Plan shall be 20,988, subject to any increase or decrease pursuant to Section 4.2. The shares issued under the Plan may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Company.

                  4.2 Changes. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a dividend or its equivalent which is credited to a Plan Participant or a regular cash dividend), stock split, or other change in corporate structure affecting the Common Stock, a corresponding substitution or adjustment shall be made in the maximum aggregate number of shares for which Stock Options may be granted under this Plan, and the number and option price of shares subject to outstanding Stock Options, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any Stock Option shall always be a whole number.


                                                     ARTICLE V

                                                    Eligibility

                  5.1 Eligible Shares. Stock Options may be granted only to persons who, immediately prior to the Merger, hold a BHC Option, and only in conversion of such BHC Options pursuant to the Merger Agreement and only in the amounts determined under Section 6.2.


                                                    ARTICLE VI

                                                   Stock Options

                  6.1 Options. All Stock Options granted under this Plan shall be non-qualified stock options (i.e., options that do not qualify as incentive stock options under section 422 of the Code).

                  6.2 Grants. On the effective date of the Merger, each person who, immediately prior to the Merger, holds a BHC Option shall in conversion of such BHC Option be granted a Stock Option to purchase such number of shares of Common Stock (with any fractional share being disregarded) as shall be equal to the product of the number of shares of BHC Financial

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common  stock  subject  to such BHC Option  being  converted  multiplied  by the
Conversion Ratio. No other Stock Options may be granted under the Plan.

                  6.3 Terms of Options. Stock Options granted under this Plan in conversion of a BHC Option shall have the same terms and conditions as the BHC Option being converted, provided, however, that:

                           (a)      Option Price.  The option price per share of
Common Stock purchasable upon exercise of a Stock Option shall be equal to the quotient determined by dividing the option price per share of such BHC Option by the Conversion Ratio, and rounding upward to the nearest full cent.

                           (b)      Number of Shares.  The number of shares of
Common Stock subject to the Stock Option shall be determined pursuant to Section 6.2.

                           (c)      Exercisability.  All Stock Options shall be
immediately exercisable.

                           (d)      Method of Exercise.  Stock Options may be
exercised in whole or in part at any time during the option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in such form as the Committee may accept. If and to the extent determined by the Committee in its sole discretion at any time, payment in full or in part may be made in the form of Common Stock duly owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances) or by reduction in the number of shares issuable upon such exercise based, in each case, on the Fair Market Value of the Common Stock on the last trading date preceding payment. No shares of Common Stock shall be issued until the Participant has given written notice of exercise, has paid for such shares as provided herein, and, if requested, has given the representation described in Section 9.1.

                           (e)      Non-Transferability of Options.  No Stock
Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, to the extent consistent with the terms of the Plan and the Option, and all Stock Options shall be exercisable, during the Participant's lifetime, only by the Participant.

                           (f)      Death.  If a Participant ceased to be a
member of the Board of Directors of BHC Financial by reason of the Participant's death prior to the Merger, the Stock Option may be exercised by the legal representative of the Participant's estate until the expiration of the option term of the BHC Option being converted.

                           (g)      Disability.  If a Participant ceased to be
a member of the Board of Directors of BHC Financial by reason of the Participant's disability prior to the Merger, the Stock Option may be exercised by the Participant until the expiration of the stated term of the BHC Option being converted; provided, however, that, if the Participant dies, any unexercised Stock

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Options  held  by such  Participant  at the  time of  death  may  thereafter  be exercised by the legal representative of the Participant's estate until the expiration of the option term of such Stock Option.

                           (h)      Other Termination.  Except as otherwise
provided in subsections (f) and (g) above, the term of any Stock Option granted hereunder in conversion of a BHC Option shall be for the lesser of six months or until the expiration of the option term of the BHC Option being converted.

                  6.4 Rights as Shareholder. A Participant shall not have any right as a shareholder with respect to any shares of Common Stock subject to Stock Options until such Stock Options are exercised and stock certificates are issued to the Participant.


                                                    ARTICLE VII

                                             Termination or Amendment

                  7.1 Termination or Amendment of the Plan. The Board may at any time amend, discontinue or terminate this Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article IX); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Stock Options granted prior to such amendment, discontinuance or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the Company's shareholders, no amendment may be made which would (i) increase the number of shares of Common Stock for which Stock Options may be granted under this Plan (except by operation of Section 4.2) or (ii) modify the requirements as to eligibility for participation in this Plan.

                  7.2 Amendment of Options. The Committee may amend the terms of any Stock Option theretofore granted, prospectively or retroactively, but, subject to Article IV above, no such amendment or other action by the Committee shall impair the rights of any holder without the holder's consent.


                                                   ARTICLE VIII

                                                   Unfunded Plan

                  8.1 Unfunded Status of Plan. This Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

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                                                    ARTICLE IX

                                                General Provisions

                  9.1 Legend. The Committee may require each person purchasing shares upon exercise of a Stock Option to represent to the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

                           All certificates for shares of Common Stock delivered
under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, the Nasdaq Stock Market, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                  9.2 Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

                  9.3 No Right to be a Director. Neither this Plan nor the grant of any Stock Option hereunder in conversion of a BHC Option shall confer upon any person the right to become a director of the Company or any of its subsidiaries, or obligate the Company or any of its subsidiaries to nominate such person for election to the Board of Directors by the shareholders.

                  9.4 No Assignment of Benefits. No Stock Option shall, except as otherwise specifically required by law, be subject in any manner to anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, attach, sell, transfer, assign, pledge, encumber or charge any Stock Option shall be void.

                  9.5      Listing and Other Conditions.

                           (a)      As long as the Common Stock is listed on a
national securities exchange or the Nasdaq National Market, the issue of any shares of Common Stock upon exercise of a Stock Option shall be conditioned upon such shares being listed on such exchange or Nasdaq. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Stock Option shall be suspended until such listing has been effected.


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                           (b)      If at any time counsel to the Company shall
be of the opinion that any sale or delivery of shares of Common Stock upon exercise of a Stock Option is or may in the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock, and the right to exercise any Stock Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful.

                           (c)      Upon termination of any period of suspension
under this Section 9.5, any Stock Option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Stock Option.

                  9.6 Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Wisconsin (regardless of the law that might otherwise govern under applicable Wisconsin principles of conflict of laws).

                  9.7 Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

                  9.8 Indemnification. Each member of the Committee and each member of the Board shall be indemnified and held harmless by the Company against and with respect to all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorneys' fees and other costs incident to any suit, action, investigation, claim or proceedings to which they may be a party by reason of their performance of administrative functions and duties under the Plan. The foregoing right to indemnification shall be in addition to such other rights as the Committee member or Board member may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder shall be in addition to and not in lieu of any right to indemnification to which the Committee member or Board member may be entitled pursuant to the by-laws of the Company.

                  9.9 Costs. The Company shall bear all expenses incurred in administering this Plan, including expenses related to the issuance of Common Stock upon exercise of Stock Options granted hereunder.



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                                                     ARTICLE X

                                                   Term of Plan

                  10.1 Effective Date. The Plan shall be effective as of the effective date of the Merger following adoption by the Board.

                  10.2 Termination. Termination of the Plan shall not affect Stock Options granted before such date, which may continue to be exercisable after the Plan terminates.



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